Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-279060, 333-255640, 333‑224607, 333‑195617, 333‑168765, 333‑125451, 033‑14620, 333‑147383, 333‑41674, 333‑10465, 333‑88806, 333‑97799, 333‑87832, and 333‑31942) on Form S‑8 and in the registration statements (Nos. 333-279815, 333‑136024, 333‑110576, 333‑101489, and 333‑71953) on Form S‑3 of our reports dated February 10, 2025, with respect to the consolidated financial statements of Selective Insurance Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
February 10, 2025